UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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RURAL/METRO CORPORATION
(Name of Registrant as Specified in Its Charter)

ACCIPITER LIFE SCIENCES FUND, LP
ACCIPITER LIFE SCIENCES FUND II, LP
ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (QP), LP
CANDENS CAPITAL, LLC
ACCIPITER CAPITAL MANAGEMENT, LLC
GABE HOFFMAN
EUGENE I. DAVIS
EARL P. HOLLAND
MOHSIN Y. MEGHJI

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Accipiter Life Sciences Fund, LP (“ALS Fund”), an affiliate of Accipiter Capital Management, LLC (“Accipiter”), together with the other participants named herein (collectively, the “Accipiter Group”), made a preliminary filing with the Securities and Exchange Commission (“SEC”) on December 21, 2007 of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its three nominees at the 2007 annual meeting of stockholders (the “Annual Meeting”) of Rural/Metro Corporation, a Delaware corporation (the “Company”).

On January 25, 2008, the Accipiter Group and the Company entered into a settlement agreement relating to the Annual Meeting (the “Settlement Agreement”).  Pursuant to the terms of the Settlement Agreement, ALS Fund has withdrawn its letter nominating Eugene I. Davis, Earl P. Holland and Mohsin Y. Meghji for election as directors at the Annual Meeting and the Accipiter Group has withdrawn its preliminary proxy statement in connection with the Annual Meeting.  Pursuant to the terms of the Settlement Agreement, the Company agreed to appoint Mr. Davis and another nominee mutually selected by Accipiter and the Company to the Company’s Board of Directors (the “Board”), effective as of the date of the Annual Meeting, to fill vacancies created by a temporary increase in the size of the Board, with Mr. Davis serving for a term of two years expiring at the 2009 annual meeting of stockholders.  The Issuer also agreed to nominate and recommend Mr. Holland for election to the Board at the Annual Meeting to serve for a term of three years expiring at the 2010 annual meeting of stockholders.

Item 1:  On January 28, 2008, the company and Accipiter issued the following joint press release:

CONTACT:          Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO AND ACCIPITER ANNOUNCE SETTLEMENT

SCOTTSDALE, Ariz. (Jan. 28, 2008) – Rural/Metro Corporation (NASDAQ: RURL) (“Rural/Metro” or the “Company”) and Accipiter Capital Management, LLC (“Accipiter”) today jointly announced that Rural/Metro and Accipiter (together with its affiliates) have reached an agreement to settle the proposed election contest in connection with Rural/Metro’s upcoming annual meeting of stockholders.  Pursuant to the agreement, the size of the Rural/Metro Board of Directors will be temporarily increased from seven to nine members, and Eugene I. Davis, an Accipiter nominee approved by Rural/Metro, will be appointed as a Class III director and Christopher S. Shackelton, a Rural/Metro nominee approved by  Accipiter, will be appointed as a Class II director, effective as of the date of Rural/Metro’s annual meeting of stockholders.

Mr. Shackelton is a managing partner of Coliseum Capital Management, LLC, a significant shareholder of the Company.

In addition, the Board of Directors will accept Mary Anne Carpenter’s retirement from the Board, which will be effective at the annual meeting of stockholders.  As a result, the slate of nominees to be presented by Rural/Metro for election as Class I directors for a three-year term at the annual meeting of stockholders will consist of current Board members Jack E. Brucker and Conrad A. Conrad, as well as Earl P. Holland, an Accipiter nominee approved by Rural/Metro.

The Board of Directors has also obtained the commitment of Cor. J. Clement, Sr. to continue serving as Chairman of the Board of Directors through the end of Rural/Metro’s current fiscal year, at which time he will retire and the size of the Board of Directors will be reduced to eight members.  In addition, Louis G. Jekel will not be nominated for re-election upon the conclusion of his current term, which expires at the annual meeting of stockholders following Rural/Metro’s 2008 fiscal year, at which time the size of the Board of Directors will be reduced back to seven members.

Pursuant to the settlement agreement, Rural/Metro will also implement certain corporate governance reforms, including seeking stockholder approval for amendments to the Company’s certificate of incorporation to allow special meetings of stockholders to be called by stockholders holding an aggregate of 35% or more of the outstanding voting power of the Company’s voting stock or, for a defined period of time, three directors and to generally prohibit the Board of Directors from amending the Company’s bylaws without stockholder approval.

As previously announced, the Company will present an equity-based compensation plan for stockholder approval at the upcoming annual meeting.  The Company will also announce stock ownership guidelines for non-employee directors to be achieved over a multi-year period, with no less than half the first year’s pro-rated stock ownership total to be purchased in the open market.  In addition, as provided in the settlement agreement, the Company will use a peer group of comparable companies as a factor in determining executive compensation and will disclose the companies selected for such peer group in accordance with SEC rules.

A complete version of the settlement agreement will be filed as an exhibit to a current report on Form 8-K to be filed shortly by the Company.

Cor J. Clement, Sr. commented, “Rural/Metro’s board is pleased to have reached this agreement with Accipiter, appreciates Coliseum’s support through this process, and welcomes the new members of the board.  We recognize that all parties share a strong desire to enhance the Company’s performance.  We are confident that our new directors will be productive members of our Board of Directors and, in that spirit, the Board concluded that this settlement was in the best interest of the Company and its shareholders.”

Gabe Hoffman of Accipiter said, “We invested in Rural/Metro because we believe in the Company's potential. We are pleased that the Rural/Metro Board has undertaken to implement some very positive corporate governance and other initiatives that benefit all Rural/Metro stockholders.  It's time now to focus on the future.  Our independent nominees, Mr. Davis and Mr. Holland, have extensive experience in the healthcare industry as well as in business management and are committed to working with the other Board members and management to improve the Company’s performance and increase value for all stockholders.”

Rural Metro also announced that it has postponed the date of its annual meeting of stockholders in Scottsdale, Arizona until March 27, 2008.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

About Accipiter

Accipiter Capital Management, LLC is a New York-based investment manager of certain of the Accipiter family of private investment funds. Accipiter, which focuses on the healthcare industry, was founded in 2002 and manages over $700 million in assets.

(RURL/F)

    CONTACT: Liz Merritt, Rural/Metro Corporation (investors)
    (480) 606-3337
Jeff Stanlis, Hayden Communications (media)
    (602) 476-1821